UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
March 8, 2010 (March 2, 2010)
ADVOCAT INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12996	62-1559667

(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)
1621 Galleria Boulevard Brentwood, TN 37027-2926
(Address of principal executive offices)
(615) 771-7575
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
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☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
On March 2, 2010, the Company entered into a Second Amendment to Master Lease with OHI Asset (FL), LLC, an affiliate of Omega Healthcare Investors (“Omega”), with respect to four nursing home properties located in Florida. The Master Lease was scheduled to expire by its terms on February 28, 2010. The purpose of the amendment is to extend the term for a transition period which will end no later than August 31, 2010.
The operating margins of the four facilities subject to this lease do not meet the Company’s goals. These four homes contributed revenues of $25.1 million, $23.8 million and $24.0 million and net income of $0.5 million, $1.1 million and $1.6 million in the years ended December 31, 2009, 2008 and 2007 respectively. The facilities are on average 50 years old (including three of our ten oldest facilities), and have several structural limitations that significantly impair marketing ability in the very competitive marketplace in Florida. The challenges include multiple three- and four-bed wards (a total of 61 wards representing 223 licensed beds, or approximately 53% of total licensed beds for these facilities) and limited common areas, parking and therapy space. Three of the 4 buildings are substantially “landlocked”, without the ability to expand to eliminate the structural challenges. The fourth building is in an economically challenged area of town. We believe these buildings will require replacement or extensive capital investment to remain competitive over the next five to ten years. In the near term, prospects for future reimbursement increases in Florida are limited, as the state of Florida faces multi-billion dollar deficits.
In 2009, the average occupancy of these facilities was 78.5%, compared to 76.7% for the Company as a whole. Medicare census was 8.7% of total census for these four facilities, compared to 12.7% for the Company as a whole. As a result of the low Medicare census, operating margins for these facilities are lower than average, and operating expenses were 82.2% of revenue for these four facilities, compared to an average of 79.5% for the Company as a whole.
The Company initiated discussions with Omega to indicate the terms under which we would be prepared to enter into a long term extension of this lease at a reduced lease rate and participation in the long term project of replacing these facilities with a competitive offering. Omega elected to evaluate the market and requested a short term extension of the existing lease to pursue opportunities. The Company agreed to extend the lease through August 2010 on a monthly basis until a replacement tenant or buyer can be put into place. When a new operator is in place the lease will terminate and the Company will cooperate in an orderly transition to the new operator.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVOCAT INC.
By:	/s/ L. Glynn Riddle
L. Glynn Riddle
Chief Financial Officer

Date: March 8, 2010